Exhibt 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS to Acquire Southeastern Communication

EXTON, PA — (PR Newswire-First Call) - June 26, 2006 - NASDAQ: WPCS - News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it has signed a letter of intent to acquire Southeastern Communication Service, Inc. (SECS) www.secs-wireless.com of Sarasota, Florida for $1.8 million in cash and $1.4 million in WPCS stock. SECS is an engineering firm that has deployed and maintained wireless systems for many corporate, government and educational clients, including the National Oceanic and Atmospheric Administration (NOAA), Verizon, BellSouth, Comcast, Time Warner, University of Florida and Puerto Rico Telephone.

SECS has maintained a history of profitable operations while establishing itself as a leader in the design, deployment and maintenance of wireless networks throughout the Southeastern U.S. For FY2005 ending December 31, 2005, SECS generated $6.4 million in revenue and $730,000 in adjusted EBIT or earnings before interest and taxes, excluding certain non-recurring owner expenses (a non-GAAP measure). The current annual forecast for SECS, ending December 31, 2006 is to achieve $7.5 million in revenue and $850,000 in EBIT.

Dan Lester, CEO of Southeastern Communication Service, Inc., commented, “Our company is continuing to expand in this fast growth wireless sector. We believe for us to keep pace with the demands of this market, we need the financial and engineering support of a national organization. In our opinion, WPCS has established itself as a national leader in the design and deployment of wireless networks for a variety of applications. By teaming up with WPCS, our current and future customers will continue to receive the highest quality of service and support available.”

Andrew Hidalgo, CEO of WPCS International Incorporated, commented, “WPCS continues to focus on its goal of organic growth and strategic acquisitions that will strengthen our geographic scope and engineering capacity. With the pending acquisition of SECS, we gain a company with a reputation for offering outstanding wireless engineering services to a highly visible customer base. Without question, this acquisition will increase our capabilities and allow us to continue to build upon our reputation as a premier wireless engineering company. In addition, this acquisition will give us the opportunity to achieve a higher EPS target for FY2007.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, network integration, structured cabling, electrical work and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit the website at www.wpcs.com.

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Heather Tocket / Corporate Communications Manager
WPCS International Incorporated
610-903-0400 x102
ir@wpcs.com